Exhibit 14

Bar Harbor Bankshares

Code of Ethics for Senior Financial Officers

In order to ensure the proper and ethical performance of our business and to maintain the confidence of the public, our customers and our stockholders, all Directors, Officers and Employees of Bar Harbor Bankshares and its subsidiaries are expected to maintain high standards of honesty, integrity, confidentiality, impartiality and conduct, and to avoid misconduct and conflicts of interest, or the appearance of conflicts of interest.

To promote these standards and values, the Board of Directors of Bar Harbor Bankshares has established and adopted a Code of Conduct to provide guidance concerning the standards of ethical conduct by and responsibilities of all Directors, Officers and Employees of Bar Harbor Bankshares and its subsidiaries. While these individuals bear responsibility for promoting integrity throughout the Company, the Senior Financial Officers have a special role both to adhere to these principles and also to ensure that the Company’s corporate culture ensures the fair and timely reporting of the Company’s financial results and condition.

Because of their special role, the Company’s Chief Executive Officer, Chief Financial Officer, Controller and Assistant Controller are additionally bound by the following Financial Officer Code of Ethics and by signing a Certificate of Compliance each has agreed that he or she will:

  Act with honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
  To the best of their knowledge and abilities, provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosures in reports and documents that the Company files with or submits to government agencies, regulators, constituents and in other public communications;
  To the best of their knowledge and abilities, comply with all applicable laws, rules and regulations of federal, state and local governments;
  Promptly report to the Chairman of the Audit Committee of the Board of Directors any conduct that he or she believes to be a violation of law or business ethics or of any provision of the Code of Conduct, including any transaction that reasonably could be expected to give rise to a conflict of interest;
  Be fully accountable for adherence to these standards and acknowledge that any violations of this Code of Ethics for Senior Financial Officers, including failures to report potential violations by others, is a serious matter that may result in disciplinary action, including termination of employment.

Adopted by the Board of Directors - November 18, 2003